Exhibit 99.1

SECURITIES PURCHASE AGREEMENT (this "Agreement") dated as of May 10, 2016, among the Sellers set forth on Schedule I (each a "Seller" and collectively, the "Sellers"), Frost Gamma Investments Trust, a trust organized under the laws of the State of Florida (the "Purchaser") and Andrew Brooks, M.D., in his capacity as the Representative hereunder.

RECITALS

WHEREAS, each of the Sellers wishes to sell the number of issued and outstanding shares of the common stock, $0.001 par value (the "Common Stock"), of Tiger X Medical, Inc., a Delaware corporation (the "Corporation") set forth opposite his or its name on Schedule I hereto (the "Purchased Securities"), and the Purchaser wishes to purchase all such Purchased Securities, all upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Purchase and Sale of the Purchased Securities.

Subject to the terms and conditions hereof, at the Closing, each Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from such Seller, all of the Seller's right, title and interest in, to and under, the Purchased Securities set forth opposite such Seller's name on Schedule I attached hereto for a purchase price of $0.10 per share of Common Stock included in the Purchased Securities (the "Purchase Price").

Section 2. Closing.

The closing of the transaction (the "Closing") shall take place simultaneously with the execution and delivery hereof.

Section 3. Deliveries.

A.	Seller Deliverables. At the Closing, upon delivery of the Purchase Price, each Seller shall deliver (or cause the delivery) to the Purchaser of:

(i) for all certificated shares of Common Stock, original stock certificates representing the Purchased Securities, endorsed in blank of accompanied by stock powers duly executed by such Seller;

(ii) an instruction letter to Continental Stock Transfer & Trust Company, LLC, the transfer agent for the Common Stock (the "Transfer Agent," duly executed by such Seller, directing the Transfer Agent to promptly transfer ownership of his or its Common Stock included in the Purchased Securities in book-entry form to the Purchaser pursuant to Section 1 hereof, and cause delivery of such letter to the Transfer Agent;

(iii) such other instruments and letters of direction as may be requested by the Transfer Agent and/or the Corporation to effectuate the sale and transfer of the Purchased Securities from such Seller to the Purchaser;

(iv) the resignations of Andrew Brooks, Ronald Richards, Jonathan Brooks and Thomas Morgan from the Corporation's Board of Directors, effective upon the Closing;

(v) the resignation of Andrew Brooks and Ronald Richards from all officer positions and other titles of the Corporation and its subsidiaries, effective upon the Closing; and

(vi) evidence satisfactory to the Purchaser in its sole discretion that all authorized signatories on all of the Corporation's bank accounts and credit accounts have been changed to the individuals designated by the Corporation's continuing board of directors.

B.	Paying Agent; Delivery of Purchase Price. The Representative shall act as paying agent in effecting payments to Sellers and the exchange of cash for Purchased Securities hereunder, all in accordance with Section 14 hereof. At the Closing, the Purchaser shall deliver to the Representative, on behalf of each Seller, the applicable portion of the Purchase Price for such Seller's Purchased Securities, by wire transfer of immediately available funds to the account designated in writing by the Representative prior to Closing. The Representative shall thereafter deliver to each Seller his, her or its portion of the Purchase Price for such Seller's Purchased Securities, by wire transfer of immediately available funds to the account designated in writing by such Seller prior to Closing. Upon delivery of the aggregate Purchase Price to the Representative hereunder, the Purchaser shall have no further obligation to make, or any liability in respect of, any payments of such amounts to any Seller hereunder. The Representative shall be solely responsible for the payment to any Seller of any amounts delivered to it hereunder on behalf of such Seller.

Section 4. Representations, Warranties and Acknowledgements of each Seller.

Each Seller hereby represents and warrants to the Purchaser, as follows:

A.	Due Authorization; Enforceability; No Conflicts; Organization and Power. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the Purchaser, is the valid and binding obligation of such Seller, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The execution, delivery and performance by such Seller of this Agreement (a) have been approved by all requisite action on the part of such Seller, if applicable, (b) do not violate any provision of law, statute, rule or regulation applicable to such Seller or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Seller and (c) if such Seller is an entity, do not conflict with or result in any breach of any of the terms, conditions or provisions of such Seller's organizational or formation documents, or (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Securities of such Seller. For each Seller that is an entity, such Seller (x) is duly organized, validly existing and in good standing under the laws of the state of its formation or organization, and (y) has the requisite power and authority to enter into this agreement and consummate the transactions contemplated hereby.

B.	Title to the Securities. Such Seller has record and beneficial ownership of the Purchased Securities. Such Seller has good and valid title to the Purchased Securities, free and clear of all liens, claims, encumbrances and similar restrictions of any kind. Such Seller has the right, power and authority to sell to the Purchaser the Purchased Securities owned by him or it, and upon delivery of the Purchase Price to such Seller, the Purchaser will receive good and valid title to the Purchased Securities sold by such Seller, free and clear of all liens, claims, encumbrances and similar restrictions. The Purchased Securities owned by such Seller represent all of the equity securities and/or securities convertible into or exchangeable for equity securities of the Corporation owned by such Seller.

C.	Brokers and Finders. No Person acting on behalf or under the authority of such Seller is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated hereby.

D.	Acknowledgements. Each Seller acknowledges and agrees as follows:

(i) The Purchaser and its affiliates, and other related parties, may possess or have access to material non-public information of the Corporation, which has not been communicated to such Seller, and such Seller hereby waives any and all claims, whether at law, in equity or otherwise, that such Seller may now have or may hereafter acquire, whether presently known or unknown, against the Purchaser and its affiliates, such other related parties, and their respective successors or assigns, relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including any claims arising under Rule 10-b(5) of the Securities Exchange Act of 1934, as amended.

(ii) The Purchaser has not made and does not make hereby any representation or warranty of any kind or character except as expressly set forth herein, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Corporation or with respect to the value of any of the Purchased Securities, and the Purchaser has no obligations to the Seller, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

(iii) EACH SELLER FURTHER ACKNOWLEDGES THAT HE OR IT HAS CONSULTED ITS OWN INDEPENDENT LEGAL, TAX, AND FINANCIAL ADVISORS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT SUCH SELLER UNDERSTANDS THE MEANING AND LEGAL CONSEQUENCES OF THIS AGREEMENT.

Section 5. Representations, Warranties and Acknowledgements of the Purchaser.

The Purchaser represents and warrants to each Seller as follows:

A.	Due Authorization; Enforceability; No Conflicts; Organization and Power. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each Seller, is the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The execution, delivery and performance by the Purchaser of this Agreement (a) have been approved by all requisite action on the part of the Purchaser, (b) do not violate in any material respect any provision of law, statute, rule or regulation applicable to the Purchaser or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Purchaser, and (c) do not conflict with or result in any breach of any of the terms, conditions or provisions of the Purchaser's organizational or formation documents. The Purchaser (x) is duly organized, validly existing and in good standing under the laws of the state of its formation or organization, and (y) has the requisite power and authority to enter into this agreement and consummate the transactions contemplated hereby. The execution, delivery and performance by Investor of this Agreement and the transactions contemplated hereby have been approved by all requisite action on the part of Investor.

B.	Investment Representations.

(i) The Purchaser is acquiring the Purchased Securities for its own account, for investment and not with a view to the distribution thereof in violation of the federal securities laws or any applicable state securities laws.

(ii) The Purchaser understands that the Purchased Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(iii) The Purchaser understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

(iv) The Purchaser has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable the Purchaser to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

(v) The Purchaser is an "accredited investor," as such term is defined in Rule 501 (the provisions of which are known to the Purchaser) promulgated under the Securities Act.

C.	Brokers and Finders. No Person acting on behalf or under the authority of the Purchaser is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated hereby.

D.	Acknowledgements. The Purchaser acknowledges and agrees as follows:

(i) The Sellers and their respective affiliates, and other related parties, may possess or have access to material non-public information of the Corporation, which has not been communicated to the Purchaser, and the Purchaser hereby waives any and all claims, whether at law, in equity or otherwise, that the Purchaser may now have or may hereafter acquire, whether presently known or unknown, against any Seller and its affiliates, such other related parties, and their respective successors or assigns, relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including any claims arising under Rule 10-b(5) of the Securities Exchange Act of 1934, as amended.

(ii) The Sellers have not made and do not make hereby any representation or warranty of any kind or character except as expressly set forth herein, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Corporation or with respect to the value of any of the Purchased Securities, and the Sellers have no obligations to the Purchaser, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

(iii) THE PURCHASER FURTHER ACKNOWLEDGES THAT IT HAS CONSULTED ITS OWN INDEPENDENT LEGAL, TAX, AND FINANCIAL ADVISORS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE PURCHASER UNDERSTANDS THE MEANING AND LEGAL CONSEQUENCES OF THIS AGREEMENT.

Section 6. Survival.

All agreements, representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 7. Successors and Assigns.

This Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns, administrative agents, heirs and estate, as the case may be. No Seller may assign its rights and obligations under this Agreement to any third party without the prior consent of the other parties hereto.

Section 8. Entire Agreement.

This Agreement and the other writings and agreements referred to herein or delivered pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings between such parties with respect thereto. This Agreement shall become effective and be in full force and effect, immediately upon execution and delivery of this Agreement by all parties hereto.

Section 9. Amendments; Waiver.

The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the parties hereto.

Section 10. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one instrument.

Section 11. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 12. Further Assurances.

From and after the Closing, upon the reasonable request of the Corporation and the Corporation's expense, each Seller shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the Corporation may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.

Section 13. Prevailing Parties.

The prevailing party in any dispute hereunder shall be entitled to receive from the other party all of the prevailing party's costs and expenses incurred in connection with the enforcement of this Agreement, including reasonable legal fees, and costs and expenses, through all appeals and in any bankruptcy, arbitration or other proceedings.

Section 13. Representative.

A.	Designation. Andrew A. Brooks, M.D. (the "Representative") is hereby designated to serve as the representative of each Seller with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

B.	Authority. The Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Sellers for all purposes of this Agreement and any other agreement entered into in connection herewith, including, without limitation, the full power and authority on such Seller's behalf (i) to consummate the transactions contemplated herein, (ii) to disburse any funds received hereunder to such Seller, (iii) to endorse and deliver any certificates or instruments representing the shares of Common Stock and execute such further agreements or instruments of assignment as Purchaser shall reasonably request or which the Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding such Seller as if such Seller had personally executed such agreement or instrument, (iv) to receive notices, service of process and other deliverables hereunder on behalf of such Seller, (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto or to any other agreement contemplated hereunder, (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (v) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, and (vi) to do each and every act and exercise any and all rights which such Seller is permitted or required to do or exercise under this Agreement. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative, and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any such Seller. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

C.	Authority; Indemnification. Purchaser shall be entitled to rely on any action taken by the Representative on behalf of the Sellers pursuant to this Section 14 (each, an "Authorized Action"), and each Authorized Action shall be binding on each Seller as fully as if such Person had taken such Authorized Action. Purchaser agrees that the Representative, solely in his capacity as the Representative, shall have no liability to Purchaser for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith. Each Seller severally, for itself only and not jointly, will indemnify and hold harmless the Representative against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact he is or was acting as the Representative pursuant to the terms of this Agreement.

D.	Duties of the Representative. The Representative hereby accepts his obligations under this Agreement. The Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of the Sellers or any other Person. The Representative, in his capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of any Seller.

E.	Exculpation. The Representative shall not be liable to any Seller for any action taken or omitted by him or any agent employed by him hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any Liability imposed by law for fraud or bad faith. The Representative shall not be liable to the Sellers for any distribution of payments made by the Representative in good faith, and, if any such distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by him shall incur any liability to any Seller by virtue of the performance of his other duties hereunder, except for actions or omissions constituting fraud or bad faith.

F.	Replacement of the Representative. If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Sellers that held a majority of the Purchased Securities will appoint a new Person to serve as the Representative, subject to the Purchaser's advance written approval of such replacement, which shall not be unreasonably withheld. Until such appointment is effective, Purchaser will be entitled to rely on the actions and statements of the previous Representative.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date first written above.

SELLERS:

By: /s/ Andrew A. Brooks
Andrew A. Brooks

JSB Living Trust DTD 11/29/07

By: /s/ Jonathan Brooks
Name: Jonathan Brooks
Title: Trustee

By: /s/ Shanna Brooks
Name: Shanna Brooks
Title: Trustee

By: /s/ Bradley Brooks
Bradley Brooks

By: /s/ Harry Brooks
Harry Brooks

By: /s/ H. Leon Brooks
H. Leon Brooks

Saul & Susan Smith Family Trust DTD 2/22/00

By: /s/ Susan Smith
Name: Susan Smith
Title: Trustee

Thomas H. Morgan Declaration Trust U/A DTD 4/4/07

By: /s/ Thomas H. Morgan
Name: Thomas H. Morgan
Title: Trustee

By: /s/ Ronald Richards
Ronald Richards

Goran Dragolovic & Kelly Dragolovic JT TEN

By: /s/ Goran Dragolovic
Goran Dragolovic

By: /s/ Kelly Dragolovic
Kelly Dragolovic

Stevens Family Trust DTD 10/18/92

By: /s/ Grant Stevens
Name: Grant Stevens
Title: Trustee

PURCHASER:

FROST GAMMA INVESTMENTS TRUST

By: /s/ Phillip Frost
Name: Phillip Frost, M.D.
Title: Trustee

REPRESENTATIVE:

By: /s/ Andrew A. Brooks
Andrew A. Brooks, M.D.

Schedule I

List of Sellers

Purchaser	Number of Certificated Shares	Number of Shares in Street Name	Total Number of Shares of Common Stock	Total Price

Andrew A. Brooks	63,560,031	0	63,560,031	$6,356,003.10

Jonathan Brooks & Shanna Brooks TTEES JSB Living Trust DTD 11/29/07	31,954,292	0	31,954,292	$3,195,429.20

Bradley Brooks	7,339,252	0	7,339,252	$733,925.20

Harry Brooks	1,060,000	0	1,060,000	$106,000.00

H. Leon Brooks	941,615	0	941,615	$94,161.50

Susan Smith TTEE Saul & Susan Smith Family Trust DTD 2/22/00	1,000,808	0	1,000,808	$100,080.80

Thomas H. Morgan TR U/A DTD 4/4/07 Thomas H. Morgan Declaration Trust	7,531,004	0	7,531,004	$753,100.40

Ronald Richards	872,205	0	872,205	$87,220.50

Goran Dragolovic & Kelly Dragolovic JT TEN	225,983	0	225,983	$22,598.30

Grant Stevens TTEE Stevens Family Trust DTD 10/18/92	451,958	0	451,958	$45,195.80

TOTALS:	114,937,148	0	114,937,148	$11,493,714.80